UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2020

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31921	36-3972986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(Address of principal executive offices)

(913) 344-9200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	CMP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On June 30, 2020, Compass Minerals America Inc. (“CMA”) and Compass Minerals USA Inc. (the “Originators”), wholly-owned subsidiaries of Compass Minerals International, Inc. (the “Company”), entered into a three-year committed revolving accounts receivable financing facility (the “AR Facility”) of up to $100 million with PNC Bank, National Association (“PNC”), as administrative agent and lender, and PNC Capital Markets, LLC (“PNCCM”), as structuring agent.

In connection with the AR Facility, the Originators will, pursuant to a Purchase and Sale Agreement dated June 30, 2020 (the “Purchase and Sale Agreement”), from time to time sell and contribute accounts receivable and certain related assets to Compass Minerals Receivables, LLC, a special purposes vehicle and wholly-owned subsidiary of the Company (the “SPV”). The SPV will finance its acquisition of the receivables by obtaining secured loans from PNC and the other lenders party to the Receivables Financing Agreement, dated June 30, 2020 (the “Receivables Financing Agreement”), among the SPV, CMA, as servicer, PNC, the lenders party thereto and PNCCM. CMA will service the accounts receivables on behalf of the SPV for a fee. In addition, pursuant to a Performance Guaranty dated June 30, 2020 (the “Performance Guaranty”), made by the Company in favor of PNC, the Company has agreed to guarantee the performance by the Originators and CMA, in its capacity as servicer, of their respective obligations under the Receivables Financing Agreement and Purchase and Sale Agreement. The Company and the Originators do not guarantee the loan principal or interest under the Receivables Financing Agreement or the collectability of the receivables under the AR Facility.

The purchase price for the sale of receivables by an Originator will consist of cash available to the SPV from loans under the AR Facility and from collections on previously sold receivables and, to the extent the SPV does not have funds available to pay the purchase price due on any day in cash, through an increase in the principal amount of a subordinated intercompany loan deemed made by such Originator. The SPV will pay monthly interest and fees with respect to amounts advanced by the lenders under the AR Facility.

The Receivables Financing Agreement, the Purchase and Sale Agreement and the Performance Guaranty contain customary representations and warranties, affirmative and negative covenants and events of default, including those providing for termination of the AR Facility and the acceleration of amounts owed by the SPV under the AR Facility if, among other things, the SPV fails to pay principal or interest when due, the SPV, Originators or the Company becomes insolvent or subject to bankruptcy proceedings, certain cross-defaults or judicial judgments, breaches of representations and warranties or covenants occur, or a change of control occurs with respect to the Company.

The SPV’s sole business consists of the purchase or acceptance through capital contributions of the receivables and related rights from the Originators and the subsequent granting of a security interest in these receivables and related rights to PNC on behalf of the lenders under the AR Facility. The SPV is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the SPV’s assets prior to any assets or value in the SPV becoming available to the Company and the assets of the SPV are not available to pay creditors of the Company or any of its affiliates other than the SPV.

The foregoing summary of the AR Facility is qualified in its entirety by reference to the full text of the Receivables Financing Agreement, the Purchase and Sale Agreement and the Performance Guaranty, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1
Receivables Financing Agreement, dated June 30, 2020, among Compass Minerals Receivables LLC, Compass Minerals America Inc., PNC Bank, National Association, the lenders party thereto and PNC Capital Markets, LLC.

10.2	Purchase and Sale Agreement, dated June 30, 2020, among Compass Minerals Receivables LLC, Compass Minerals America Inc. and Compass Minerals USA Inc.
10.3	Performance Guaranty, dated June 30, 2020, made by Compass Minerals International, Inc. in favor of PNC Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date: July 1, 2020	By:	/s/ James D. Standen
Name: James D. Standen
Title: Chief Financial Officer